UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2010 AlphaKat - Global Energy GmbH (the "Licensee") entered into a license agreement (the "Agreement") with AlphaKat GmbH (the "Licensor"), the holder of 50% of its share capital, pursuant to which the Licensor granted to the Licensee a license to commercialize, market, offer for sale, use and practice and make improvements to the Licensor's proprietary renewable diesel technology on a world-wide basis other than in Mexico, Spain, Bulgaria and Italy.

The Agreement allows the Licensor to arrange for the sale of systems incorporating the Licensor's technology which convert feedstock into diesel oil. The Agreement does not require the Licensee to pay Licensor any royalties but allows for Licensee to receive a ten percent commission on sales of the system.

The Agreement is intended to detail rights previously granted to the Licensee by the Licensor in earlier agreements entered into in 2007 and is effective retroactively from February 6, 2008. This completes a commitment made by AK previously to provide such further details on the rights of AK Global through a formal license arrangement.

The Agreement will be in force through July 1, 2058 and may be extended.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	License Agreement between AlphaKat - Global Energy GmbH and AlphaKat GmbH.*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

By:	/s/ Asi Shalgi
Asi Shalgi
President and Chief Executive Officer

Date: March 23, 2010